Exhibit 32.01

Certifications of Chief Executive Officer and Chief Financial Officer

Pursuant to 18 U.S.C. Section 1350

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, Jeffrey G. Katz, the Chief Executive Officer of LeapFrog Enterprises, Inc. (the “Company”), and William B. Chiasson, the Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, to which this Certification is attached as Exhibit 32.01 (the “Quarterly Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Quarterly Report and results of operations of the Company for the periods covered in the financial statements in the Quarterly Report.

Dated: August 3, 2009

/s/ Jeffrey G. Katz	/s/ William B. Chiasson
Jeffrey G. Katz	William B. Chiasson
Chairman and Chief Executive Officer	Chief Financial Officer

Note: This certification accompanies the Quarterly Report pursuant to 18 U.S.C. Section 1350 and shall not be deemed “filed” by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language.